EXHIBIT 10.1

PHARMACY PURCHASE AGREEMENT

THIS AGREEMENT is made effective the 24th day of March, 2008, among APOTHECARYRX, LLC, an Oklahoma limited liability company (the “Buyer”), NEWT’S DISCOUNT PHARMACY, INC., an Oklahoma corporation (the “Company”) and Jeremy Avance, an individual (“Avance” and together with the Company, jointly and severally, the “Seller”).

B A C K G R O U N D :

A.            The Seller owns and operates the pharmacy business located in or near Guthrie, Oklahoma, described at Schedule “A” attached as a part hereof (together, whether one or more, the “Business”).

B.            The Buyer desires to acquire and the Seller desires to sell the Business by the Buyer acquiring all assets, rights and properties owned by the Seller which are used in, useful in or related to the ownership, operation or maintenance of the Business, except as specifically excluded herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Sale Agreement.  Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase and the Seller agrees to sell the Business, including, without limitation, all assets, rights and property used in, useful in or related to the ownership, operation or maintenance of the Business as of the date of this Agreement and the Closing Date (as hereafter defined) except for the Excluded Assets (collectively, the “Assets”).  Absolute ownership of the Assets will be transferred to the Buyer on the Closing Date free and clear of all liens, claims and encumbrances other than liens securing the Approved Liabilities (as hereafter defined).  The Assets include, without limitation:

1.1.          Fixtures and Equipment.  All tangible personal property used in, useful in or related to the ownership, operation or maintenance of the Business, including, without limitation, all equipment, furniture, supplies and trade fixtures.

1.2.          Merchandise Inventory.  All of the following inventory located on the premises of the Business (the “Merchandise Inventory”):  (a) all saleable prescription pharmaceutical inventory except: (i) inventory that is damaged, has expired or will expire within ninety (90) days following the Time of Transfer; (ii) non-wholesaler re-packed or misbranded pharmaceutical merchandise; (iii) compounding chemicals; and (iv) any other inventory not transferable due to any applicable local, state or federal law; and (b) all over-the-counter inventory reasonably acceptable to the Buyer.

1.3.          Contracts and Leases.  All of the Seller’s interest in all contracts, leases and agreements used in, useful in or related to the ownership, operation or maintenance of the Business or the Assets (the “Contracts”) that are reasonably acceptable to the Buyer.

1.4.          Will Call Receivables.  All of the Will Call Receivables (as defined in the Transition Agreement (as hereinafter defined in paragraph 8.10)).

1.5.          Intangible Property.  All intangible personal property used in, useful in or related to the ownership, operation, or maintenance of the Business, including, without limitation:  (a) the right to all names (including the names “Newt’s Pharmacy” and “Newt’s Discount Pharmacy”), telephone numbers, pager numbers, cellular and digital phone numbers, internet web sites and electronic mail addresses, if any; (b) all permits, licenses, certificates and operating authorities necessary to operate the Business, to the extent assignable; (c) all customer and prospective customer lists including the exclusive use of such lists; (d) all books, records and files, whether physical or electronic; and (e) all computer software, to the extent assignable.

1.6.          Going Concern Assets.  The covenant not to compete and other going concern assets as set forth in the Goodwill Protection Agreement to be executed in connection herewith (the “Goodwill Protection Agreement”).

2.             Excluded Assets.  The Assets to be acquired by the Buyer under this Agreement specifically exclude the following (the “Excluded Assets”):  (a) all cash, checks and coupons located at the Business prior to the Time of Transfer (as hereinafter defined in paragraph 11.3), except for a cash change fund in the amount of $500.00 (the “Change Fund”); (b) all accounts receivable, relating to operation of the Business prior to the Time of Transfer other than the Will Call Receivables; (c) any Contracts not approved by the Buyer in writing after the date hereof; and (d) those items described at Schedule “2” attached as a part hereof that the Seller represents are not necessary for the ownership or operation of the Business; and (e) all Merchandise Inventory not purchased by Buyer under paragraph 1.2, above.

3.             Liabilities.  The Seller will be solely responsible for and will pay or otherwise satisfy on or before the Closing Date all:  (a) liabilities, obligations and debts of the Seller with respect to the Business in existence as of the Closing Date; and (b) taxes (including sales and income taxes) accruing from operation of the Business or actions taken by the Seller prior to and through the Closing Date.

4.             Purchase Price.  Subject to the adjustments and prorations hereafter described, the total purchase price to be paid by the Buyer to the Seller for the purchase of the Business is the amount equal to the sum of (the “Purchase Price”):  (a) One Million Dollars ($1,000,000.00) (the “Base Price”); plus (b) the Merchandise Inventory Price (as hereafter defined) calculated in accordance with paragraph 5 of this Agreement; plus (c) the total amount of the Will Call Receivables (the “Receivables Price”).  The Purchase Price will be adjusted and paid as follows:

4.1.          Cash at Closing.  On the Closing Date, the Buyer will pay to the Company in immediately available funds:  (a) fifty percent (50%) of the Base Price; (b) all of the Merchandise Inventory Price; (c) all of the Receivables Price; and (d) the amount of the Change Fund not to exceed $500.00.  The Base Price shall be adjusted as provided in paragraphs 4.3 and 4.4.

4.2.          Seller Financing; Goodwill Protection.  To satisfy the balance of the Purchase Price, on the Closing Date, the Buyer will:  (a) execute and deliver a promissory note (the “Promissory Note”) in the amount equal to forty percent (40%) of the Base Price in favor of the Company; and (b) enter into the Goodwill Protection Agreement providing for payment of ten percent (10%) of the Base Price to Avance.  The Promissory Note will be secured by a security agreement (the “Security Agreement” and collectively with the Promissory Note, the “Financing Documents”), bear interest at six percent (6%) per annum, be payable in blended quarterly installments of principal and interest and have a term of three (3) years.

4.3.          Adjustments.  On the Closing Date, the amount to be paid pursuant to paragraph 4.1 will be decreased for any and all unpaid liabilities incurred by the Company or the Business prior to the Time of Transfer and which are assumed by the Buyer or collateralized by any of the Assets, or for which the Buyer becomes liable and pays.

4.4.          Prorations.  On the Closing Date, the amount to be paid pursuant to paragraph 4.1 will be adjusted based on the proration of all rents (including ad valorem taxes and casualty insurance), if any, and utilities for the month in which the Time of Transfer occurs through the Time of Transfer (the “Prorations”).  All accounts payable and other liabilities incurred prior to the Time of Transfer will be the sole responsibility of the Seller.  All accounts payable and other liabilities incurred by the Buyer in connection with the Business on and after the Time of Transfer will be the sole responsibility of the Buyer.  All accounts receivable and other revenues will be apportioned as provided in the Transition Agreement.  Each party shall, promptly upon receipt, deliver to the other party copies of each relevant bill or statement that may be in such party’s records.

4.5.          Allocation.  The Purchase Price will be allocated among the Assets by the Buyer and the Seller according to sound accounting practices and such allocation will be incorporated into a supplemental instrument to be executed and delivered by the parties on the Closing Date.

5.             Inventory.  A physical inventory (the “Inventory”) will be taken of all Merchandise Inventory and supplies located at the Business prior to the Closing Date on a date acceptable to the Buyer and the Seller.  The inventory is tentatively scheduled for March 25, 2008, and will only be postponed to allow more time for the satisfaction of conditions precedent in paragraphs 9or 10.  The Inventory will be certified and taken by an inventory service selected mutually by the Buyer and the Seller.  The cost of the Inventory will be divided equally between the Seller and the Buyer.  The Inventory will be recorded on duplicate inventory sheets in the presence of the Seller and the Buyer or their representatives, and a copy of such inventory sheets will be furnished to the Seller and the Buyer.  All damaged or unsaleable merchandise, merchandise that is out of date or will become out of date within ninety (90) days after the date the Inventory is conducted or merchandise that the Buyer reasonably determines cannot be sold for full retail price (together, the “Excluded Inventory”) will be excluded from the Inventory and set aside.  The Seller will have the right to remove all Excluded Inventory from the Business within forty-eight (48) hours and to return the Excluded Inventory or send it to a reclamation center for processing.  Any Excluded Inventory not timely removed from the Business by the Seller will be deemed abandoned and the Buyer may dispose of the Excluded Inventory as the Buyer deems appropriate and all proceeds from such disposition will belong to the Buyer.  The purchase price for the Merchandise Inventory (the “Merchandise Inventory Price”) will be the actual invoice cost paid by the Seller for each item listed in the Inventory.

6.             Representations and Warranties of Seller.  As an inducement to the Buyer to enter into this Agreement, the Seller represents and warrants to the Buyer that as of the date of this Agreement and the Closing Date:

6.1.          Financial Statements.  The Seller has delivered to the Buyer the unaudited financial statements for the Business for the periods ending December 31, 2005, December 31, 2006, and December 31, 2007.  There has not been a material change (nor an event which would result in any material change) in the Business, or in the results of operation or financial condition of the Company since the effective date of the most recent financial statements.  The financial statements, copies of which are attached at Schedule “6.1” as a part hereof, consist of a balance sheet, an income statement and all appropriate notes and disclosures.  The financial statements, income statements and notes and disclosures are true and correct in all material respects and present fairly the financial condition and results of operations of the Business at the dates thereof and for the respective periods then ended and have been prepared in accordance with accounting principles consistently applied.

6.2.          Absence of Liabilities.  The Seller currently has no debt, liability, obligation or commitment, absolute or contingent, known or unknown, relating to or connected with the Business or the Assets other than:  (a) those set forth (and not exceeding the amounts so set forth) in the most recent financial statements attached at Schedule “6.1” (the “Current Financial Statements”) and not otherwise paid or discharged after the date thereof; (b) and those incurred in the ordinary course of business from the effective date of the Current Financial Statements, through the date of this Agreement consistent with past practices.  Except for the items shown on the Current Financial Statements of the Seller which will be paid from the sale proceeds hereunder, on the Closing Date, the Business will have no claims, debts, liabilities, obligations, guaranties or commitments and the Seller will not be a party to, be bound or subject to any real or personal property leases relating to the Business other than the Contracts.  The Assets and the Business will not be subject to or liable for any claim, debt, liability, obligation, guaranty or commitment as of the Closing Date.  Any such claims, debts, liabilities, obligations or commitments will be the sole responsibility of the Seller, and the Seller hereby agrees to indemnify and hold harmless the Buyer from all such amounts.

6.3.          Title to Assets.  The Seller owns, possesses and has good and marketable title to the Assets free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, equities, easements, rights of way, covenants, conditions, restrictions or claims of every nature and kind whatsoever, other than those described at Schedule “6.3.”  The Assets constitute all the assets used in, useful in or related to the Business.  Each Asset is:  (a) either (i) in good saleable condition or (ii) in good operating condition and repair, and in sound structural condition; and (b) free and clear of any material defects or any restrictions on or conditions to transfer or assignment.

6.4.          Contracts.  Schedule “6.4” is a true, correct and complete list (or description, in the case of oral agreements) of all of the Contracts.  Except as disclosed to the Buyer in writing:  (a) such contracts, leases and agreements are in full force and effect; (b) the Seller is in full compliance with all of the Seller’s obligations under the Contracts; (c) the counterparty under each of the Contracts is in full compliance with all of such party’s obligations under the Contracts; (d) no default exists under any of the Contracts; (e) no event of default or event which would become an event of default with the giving of notice or passage of time has occurred; and (f) no condition presently exists which would give any party to any contract the right to terminate such contract.  There are no other material contracts, leases, commitments or agreements in effect related to the Assets or the Business other than those identified at Schedule “6.4.”

6.5.          Legal Requirements.  The Seller:  (a) has all requisite power to own, lease and operate the Seller’s properties, including, without limitation, the Assets and to carry on the Seller’s business as now being conducted, including, without limitation, the Business; (b) is duly qualified to carry on the Business in the State where the business is located; and (c) holds all required licenses and permits for carrying on all aspects of the Business.  The Seller and the Business have complied and will continue to comply with all applicable federal, state or local statutes, laws and regulations including, without limitation, any applicable building, zoning or other law, ordinance or regulation affecting the operation of the Business.

6.6.          Zoning.  To the best knowledge of the Seller, the zoning of the real property where the Business is located permits the presently existing improvements and the continuation of the Business as presently being conducted.  To the best knowledge of the Seller, the Seller has received no notice of any and there are no:  (a) pending changes in statutes, regulations or local laws (including zoning) that will render any part of the Business illegal; (b) outstanding orders or notices pending from any local authority, governmental body or governmental agency with respect to the Assets or the Business; or (c) plans, studies or efforts by any governmental authority or agency or of any non-governmental person or entity which in any way would materially affect all or any portion of the Business or the Assets.

6.7.          Insurance.  The Seller has and will maintain in full force and effect through the Closing Date insurance against all risks, damages, losses and liabilities usual and customary for Business similar to the Business, including without limitation, general liability, casualty, workers’ compensation and property insurance.  The Seller is not self insured for any risks.  The Seller’s current insurance coverage on the Business is described at Schedule “6.7” attached as a part hereof.

6.8.          Environmental Issues.  The Seller has not and to the best knowledge of the Seller no other party has disposed, deposited, discharged, placed or otherwise caused any release of any hazardous or toxic materials, substances, pollutants, contaminants or wastes at, on or near the real property and improvements where each Business is located in contravention of any applicable federal, state or local laws, rules or regulations.

6.9.          Consents and Approvals.  Other than in compliance with the provisions of applicable statutes and regulations, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation of the transactions contemplated by this Agreement.  The execution, delivery, performance and consummation of this Agreement does not and will not:  (a) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which the Seller is a party or by which the Seller, the Business or the Assets are bound; (b) violate, conflict or constitute a breach of any statute, regulation or judicial or administrative order, award, judgment or decree to which the Seller is a party or to which the Seller, the Assets or the Business are bound or subject; or (c) result in the creation or imposition of any adverse claim or interest, or any lien, encumbrance, charge, equity or restriction of any nature whatever, upon or affecting the Seller, the Business or the Assets.

6.10.        Litigation.  Except as set forth at Schedule “6.10,” there is no:  (a) action, suit or proceeding pending or threatened against the Seller, the Assets or the Business; or (b) proceeding, investigation, charges, audit or inquiry threatened or pending before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality which might result in an adverse effect on the Seller, the Business or the Assets.

6.11.        Certain Employee Plans.  Except as set forth at Schedule “6.11,” the Seller:  (a) has no “employee benefit plans,” as defined in the Employee Retirement Security Act of 1974, as amended, including by way of example and not limitation, 401(k), Keogh, SEP and health insurance plans; and (b) is not a party to any multi-employer plan.  Other than at-will employment agreements, there are no employment agreements with any officers, directors, employees, retired employees or former employees of the Seller.

6.12.        Computer Systems.  All computer software which is used in connection with the operation of the Business is either proprietary or held pursuant to a valid, legal and binding license agreement which is in full force and effect, and no event has occurred which would constitute an event of default under any applicable agreement or which, with the lapse of time, the giving of notice or both, would constitute an event of default under any applicable agreement. Other than written industry standard license agreements, each such program or system is complete and is not subject to any lien, claim, encumbrance, security interest, right, restriction, option or purchase obligation held by any person.

6.13.        Taxes.  All tax returns and reports of the Seller required by law to be filed have been filed or valid extensions have been obtained.  The returns which have been filed are true and correct and all taxes shown as due thereon have been paid.  All taxes and other governmental charges which are due and payable have been paid and recorded in the appropriate accounting records.  There is no pending or known threatened claim against the Seller for payment of additional taxes in excess of the amounts reflected on such party’s books and financial statements.  The Seller has not executed any waiver of any statute of limitations against assessments of taxes.

6.14.        Authority.  The Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement is legal, valid and binding with respect to each Seller and is enforceable in accordance with its terms.  On execution, delivery and performance of this Agreement in accordance with its terms, the Buyer will own one hundred percent (100%) of the Business and the Assets free of all claims, liens, encumbrances and liabilities.

6.15.        Labor Relations.  The Seller and the Business have not and are not now a party to any collective bargaining or other labor contract.  To the best knowledge of the Seller, there has not been, there is not presently or existing and there has not been any threat of:  (a) any strike, slow down, picketing, work stoppage or employee grievance process; (b) any proceeding against or affecting any of the Business relating to the alleged violation of any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor employment dispute against or affecting any of the Business, their premises or the Assets; or (c) any application for certification of a collective bargaining agent.  To the best knowledge of the Seller, no event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute.  There is no lock out of any employees of the Seller, and no such action is contemplated by the Seller.  The Seller and the Business have complied in all respects with all legal requirements relating to the employment, equal employment opportunity, non-discrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings.  Neither the Seller nor the Business is liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing.

6.16.        Full Disclosure.  This Agreement, any schedule referenced in or attached to this Agreement, any document furnished to the Buyer under this Agreement or any certification furnished to the Buyer under this Agreement does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make such statement, in the circumstances under which it was made, not misleading.  All of the representations, warranties and covenants in this Agreement:  (a) are true and correct as of the date made; (b) will be true and correct as of the Closing Date; and (c) will survive and not be waived, discharged, released, modified, terminated or affected by any due diligence by the Buyer.  For purposes of this Agreement, when a statement is qualified by the phrase “to the best knowledge of the Seller,” such phrase means: (y) the actual knowledge of the Seller; and (z) the knowledge which the Seller, in the exercise of reasonable diligence, could obtain.

7.             Representations and Warranties of Buyer.  As an inducement to the Seller to enter into this Agreement, the Buyer represents and warrants to the Seller that as of the date of this Agreement and the Closing Date, the Buyer has delivered to the Seller the unaudited financial statements for the Buyer for the periods ending December 31, 2006, and December 31, 2007.  There has not been a material change (nor an event which would result in any material change) in the financial condition of the Buyer since the effective date of the most recent financial statements.  The financial statements, copies of which are attached at Schedule “7” as a part hereof, consist of a balance sheet, an income statement and all appropriate notes and disclosures.  The financial statements, income statements and notes and disclosures are true and correct in all material respects and present fairly the financial condition and results of operations of the Buyer at the dates thereof and for the respective periods then ended and have been prepared in accordance with accounting principles consistently applied.

8.             Covenants.  The parties agree to perform the following prior to the Closing Date:

8.1.          Access to Information.  During the period commencing on the date of this Agreement and ending on the Closing Date, the Seller will cause the officers and representatives of the Business, including, without limitation, the Seller’s accountants, lawyers and bankers, to afford the Buyer and the persons expected to enter into financing agreements with respect to the Buyer’s acquisition and the authorized representatives of the foregoing, full access during normal business hours to the properties, books, records, accountants and lawyers of the Business and the Seller to make such investigation as the Buyer desires regarding the Business, the Assets and the Seller.  The Seller will:  (a) furnish such financial, operating data, information and responses as the Buyer might reasonably request; and (b) execute and deliver to the Buyer all written authorizations as the Buyer may reasonably request or the representatives of the Seller might require.  The Seller will furnish bank account statements for the months of January and February, 2008, as soon as such statements are available, but in no event later than three (3) business days prior to the Closing Date.

8.2.          Inspection.  During the ten (10) day period commencing on the date this Agreement is executed by the Seller (the “Inspection Period”), the Buyer will conduct such investigation and inspection with respect to the properties, books, records, legal documents, financial accounts, contracts, title records and prospects of the Business as the Buyer deems appropriate.  If the Buyer determines in good faith that the Business or the Assets are unsatisfactory for any reason whatsoever, the Buyer will have the option to terminate this Agreement by written notice to the Seller within two (2) days after the expiration of the Inspection Period or to provide written notice to the Seller setting forth the Buyer’s objections.  The Buyer may send multiple objection notices and each such notice will not waive any right to make additional objections within the foregoing time periods.  The Seller will have seven (7) days after receipt of any such objection notice to satisfy the Buyer’s objections.  If the Seller is unable to satisfy the Buyer’s objections, the Buyer will have the option to (i) waive such objections or (ii) terminate this Agreement by written notice to the Seller.

8.3.          Conduct of Business.  Prior to the Closing Date, the Seller will operate the Business in a businesslike manner in accordance with the Seller’s prior practices and will use the Seller’s best efforts to maintain and preserve the Business, the goodwill of all customers and good relations with its employees.  In addition, unless the Buyer otherwise consents in writing:

8.3.1.       The Seller has not and will not:  (a) transfer, sell, mortgage, pledge, encumber or dispose of any of the Assets (other than the Merchandise Inventory) except to unaffiliated third parties in the ordinary course of business for fair consideration in an amount not less than the book value of such asset as reflected in the Current Financial Statements; (b) transfer, sell, mortgage, pledge, encumber or dispose of the Merchandise Inventory except at retail in the ordinary course of business; (c) make or permit any amendment or termination of any material contract, agreement, lease or commitment to which the Seller may be bound; (d) make any capital expenditures or commit to make any capital expenditure or perform unfulfilled commitments to make capital expenditures, whenever made or entered into, if such capital expenditures are in excess of $5,000.00; or (e) incur any material amount of indebtedness for borrowed money or other obligations except the purchase of Merchandise Inventory in the ordinary course of business.

8.3.2.       Except in the ordinary course of business, the Seller will not enter into any new employment agreement, amend or extend any existing employment agreement, grant any severance pay, termination pay or increases in compensation, take any action to vest any overfunded benefits in any benefit plan or adopt or amend any bonus, profit sharing, pension, stock option or similar plan, trust or other arrangement.

8.3.3.       The Seller will not enter into any new labor or collective bargaining agreement or amend or extend any existing labor or collective bargaining agreement.

8.3.4.       The Seller will not enter into any new supply agreement with any supplier of any of the Merchandise Inventory or amend or extend any existing supply agreement.

8.3.5.       The Seller will not enter into any agreement, arrangement or understanding involving the sale, transfer, assignment or other disposition of, or grant a security interest in or optional rights to purchase or otherwise acquire the Assets or the Business.

8.3.6.       The Seller will not, and will cause each of the Seller’s representatives and affiliates not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from any person other than the Buyer relating to any transaction involving the sale of the Business or the Assets, or any merger, consolidation, business combination or similar transaction involving the Business.

8.3.7.       The Seller will not increase prices of any of the merchandise offered for sale at the Business except as a direct result of an increase in the Seller’s cost of such merchandise and in the ordinary course of business.

8.4.          Consents.  The Seller will cooperate with the Buyer to obtain, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Seller as are necessary for the consummation of the transactions contemplated by this Agreement.  However, no contract will be amended to increase the amount payable thereunder and no burden to the Buyer will be increased to obtain any consent, approval or authorization.

8.5.          Employment.  On the Closing Date, the Seller will terminate all employees of the Business effective as of the Time of Transfer and be responsible for all compensation, accrued vacation, severance pay or termination pay or other related claims with respect to all such terminated employees through the Time of Transfer.  On the Closing Date, the Buyer will have the right, but not the obligation, to offer to employ those employees of the Business determined by the Buyer in the Buyer’s sole discretion.  The terms of employment for each such retained employee will be determined by the Buyer.  Following the Closing Date, the performance of each employee who continues employment with the Buyer will be evaluated periodically by the Buyer using such criteria as may be established from time to time by the Buyer.  The Seller agrees to use its best efforts to ensure that the employees of the Seller selected by the Buyer continue their association with the Business.  Immediately after the closing on the Closing Date, Avance will accompany the Buyer’s representatives to the Business, announce to the employees of the Business that the Business has been sold to the Buyer, and introduce the Buyer’s representatives to the employees.

8.6.          Leases.  The Seller will use its best efforts to cause the landlord under the lease where the Business is located (the “Lease”) to enter into amendments of the Lease on terms satisfactory to the Buyer.

8.7.          Seller’s Insurance.  Through the Time of Transfer, the Seller will maintain insurance coverage customarily maintained by the parties engaged in the Business and covering all loss, damage, liability and risk allocated to the Sellers in paragraph 11.3 including, without limitation, general liability, casualty, workers’ compensation, vehicle and property insurance in amounts customarily maintained by the Seller.

8.8.          Conditions.  The Seller will use its best efforts to cause the conditions in paragraph 9 to be satisfied.  The Buyer will use its best efforts to cause the conditions in paragraph 10 to be satisfied.

8.9.          Sales Tax Report.  The Seller will complete and file any sales tax report required to be filed with the tax authorities for the state where the Business is located in connection with the consummation of this transaction.

8.10.        Business Transition.  As soon as practicable after the Closing Date, the Buyer will apply for applicable state pharmacy and DEA licenses along with any other permits or licenses required by state or local regulations, and obtain agreements with third party payers necessary to collect reimbursement for prescriptions dispensed and associated fees.  On the Closing Date, the Seller and the Buyer will enter into a Transition Agreement (the “Transition Agreement”), to allow the Buyer to operate the Business after the Closing Date under the Seller’s permits and licenses after the Time of Transfer until the Buyer obtains all necessary permits and licenses.

8.11.        Employee Pay.  Immediately after execution of this Agreement, the Seller will advise all employees of the Business that they will be paid entirely as employees and not as independent contractors, with all required employer payroll taxes withheld.  The Seller will furnish the Buyer a letter from Paychex, Inc. indicating that all pay to employees of the Business will be shown on forms W-2 with all payroll taxes withheld.  The Seller will promptly advise the Buyer of any communication made by any employee of the Business regarding the Seller’s compliance with this covenant and furnish copies of any written communication (including electronic mail) and written summaries of any oral communication made by such employees.

9.             The Buyer’s Conditions Precedent.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions:  (a) no preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any regulatory body preventing consummation of the transactions contemplated by this Agreement; (b) no action will have been commenced or threatened against the Seller, the Buyer or any of their respective affiliates, associates, officers or directors seeking damages arising from, to prevent or challenge the transactions contemplated by this Agreement; (c) all of the pharmacists and pharmacy technicians employed by the Seller at the Business as of March 1, 2008, will continue to be employed at the Business immediately prior to the Time of Transfer; (d) all representations and warranties of the Seller contained herein will be true and correct in all material respects on and as of the Closing Date; (e) in all material respects, the Seller will have performed or satisfied on and as of the Closing Date, all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Seller; (f) there is no material adverse change, nor any event which would result in any material adverse change, so far as can reasonably be foreseen by the Buyer, in the Business or in the results of operations; (g) the Business will not have incurred any material loss on or prior to the Closing Date, whether or not covered by insurance; (h) all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby will have been initiated, completed, obtained or drafted to the reasonable satisfaction of Buyer’s counsel, and the Seller will have delivered such additional certificates and other documents as the Buyer reasonably requests including, without limitation, such certificates of the Seller dated the Closing Date evidencing compliance with the conditions set forth in this paragraph 9; (i) the Seller will not be the subject of any order, investigation or hearing by any regulatory authority or by the Oklahoma income tax agency, the Internal Revenue Service, the Justice Department of the United States or any public or private consumer protection or other agency, committee or organization that adversely affects the Business or the Assets; (j) the landlord under the Lease will have approved the assignment of the Lease to the Buyer or entered into a new lease with the Buyer; (k) the Lease will have a minimum remaining term of ten (10) years after the Closing Date (including options), with the initial monthly rental payments not to exceed $3,500.00 on terms satisfactory to the Buyer; and (l) the Pharmacy Purchase Agreement of even date herewith between the Buyer and Pendergraft Drugs, Inc. (the “PDP Agreement”) has not been terminated and will close on the Closing Date.

10.           Seller’s Conditions Precedent.  The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part:  (a) no preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any governmental or regulatory body preventing consummation of the transactions contemplated by this Agreement; (b) no action will have been commenced or threatened against the Seller, the Buyer or any of their respective affiliates, associates, officers or directors seeking damages arising from, to prevent or to challenge the transactions contemplated by this Agreement; (c) all representations and warranties of the Buyer contained herein will be true and correct in all material respects on and as of the Closing Date; and (d) the Buyer will have performed in all material respects all obligations, agreements and conditions contained in this Agreement to be performed or complied with by the Buyer.

11.           The Closing.  This Agreement will be consummated at 9:00 a.m. local time at the offices of Commercial Law Group, P.C. in Oklahoma City, Oklahoma on the later of the following dates (the “Closing Date”):  (a) the first business day after the Inventory is complete and accepted by both parties; or (b) the first business day following the day on which the last of the conditions set forth in paragraph 9 hereof is satisfied or waived which in no event shall be later than April 8, 2008.

11.1.        The Buyer’s Deliveries.  On the Closing Date, the Buyer will deliver or cause to be delivered to the Seller the following items (all documents will be duly executed and acknowledged where required):

11.1.1.     Payment.  The cash portion of the Purchase Price as adjusted under paragraphs 4.3 and 4.4;

11.1.2.     Financing Documents.  The Financing Documents;

11.1.3.     Goodwill Protection Agreement.  The Goodwill Protection Agreement;

11.1.4.     Evidence of Authority.  Such corporate resolutions, certificates of good standing, incumbency certificates and other evidence of authority with respect to the Buyer as might be reasonably requested by the Seller;

11.1.5.     Closing Memorandum.  A memorandum setting forth the items delivered and accounting for the payments made on the Closing Date; and

11.1.6.     Additional Documents.  Such additional documents as might be reasonably requested by the Seller to consummate this Agreement.

11.2.        Seller’s Deliveries.  On the Closing Date, the Seller will deliver or cause to be delivered to the Buyer the following items (all documents will be duly executed and acknowledged where required):

11.2.1.     Assignment.  Bills of sale, assignments and conveyances acceptable to the Buyer necessary to convey to the Buyer all of the Seller’s right, title and interest in and to all of the personal property comprising a portion of the Assets;

11.2.2.     Goodwill Protection Agreement.  The Goodwill Protection Agreement;

11.2.3.     Documents; Keys.  The originals of all documents to be assigned to the Buyer, including, without limitation, all contracts, books and records; all keys, combination locks and other security devices located at the Business.

11.2.4.     Closing Memorandum.  A memorandum setting forth the items delivered and accounting for the payments made on the Closing Date;

11.2.5.     Additional Documents.  Such additional documents as might be reasonably requested by the Buyer to consummate this Agreement.

11.3.        Possession.  Possession of the Business and all of the Assets in connection with the Business will be delivered to the Buyer on the Closing Date after closing but to be effective at 12:01 a.m. on the Closing Date (the “Time of Transfer”) free from all parties claiming rights to possession of or having claims against the Business and the Assets.  In addition, with respect to each Asset and the Business, risk of loss, damage, claim, liability or other matter including, without limitation, all liabilities arising from any accident, personal injury, death, property damage or other claim related to operation of the Business will pass from the Seller to the Buyer at the Time of Transfer.

11.4.        Costs.  The Seller will pay the following closing costs:  (a) the Seller’s attorneys’ fees, accountants’ fees and fees of other advisors; (b) all sales taxes assessed in connection with consummation of this transaction; and (c) any other charge imposed for the transfer of any item comprising the Assets.  The Buyer will pay the Buyer’s attorneys’ fees, accountants’ fees and fees of other advisors.

12.           Indemnification.  The parties agree to indemnify each other as follows:

12.1.        Seller’s Indemnification.  The Seller agrees to pay, defend, indemnify, reimburse and hold harmless the Buyer and the Buyer’s directors, officers, agents and employees (the “Buyer Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys fees in enforcing this Agreement) incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of:  (a) any breach or default in any representation or warranty of the Seller set forth in this Agreement or in the performance by the Seller of any covenant or obligation set forth in this Agreement which is not cured as provided in paragraph 15 of this Agreement; and (b) any claims, demands, violations, actions, assessments, taxes, penalties, fines, costs, expenses, obligations or other liabilities with respect to the ownership, operation or maintenance of the Business of the Assets prior to the Time of Transfer, that are not accounted for by paragraphs 4.3 or 4.4.

12.2.        Buyer’s Indemnification.  The Buyer agrees to indemnify and hold harmless the Seller and the Seller’s officers, directors, managers, employees, agents and members (collectively, the “Seller Indemnified Parties”) against any loss, liability, deficiency, damage, expense or cost (including interest, reasonable legal fees and expenses of litigation and attorneys fees in enforcing this Agreement), whether or not actually incurred or paid that the Seller Indemnified Parties may suffer, sustain or become subject to, as a result of:  (a) any breach or default in any representation or warranty of the Buyer set forth in this Agreement or in the performance by the Buyer of any covenant or obligation set forth in this Agreement which is not cured as provided in paragraph 15 of this Agreement; and (b) any claim made by a third party with respect to the operation of the Business on or after the Time of Transfer.

12.3.        Limitation on Indemnification Obligations.  The parties’ indemnification obligations pursuant to the provisions of paragraph 12 are subject to the following limitations:

12.3.1.     Survival of Representations and Warranties.  No party can recover under paragraphs 12.1 or 12.2 unless a claim has been asserted by written notice, delivered to the other party on or prior to the date that is 24 months after the Closing Date.

12.3.2.     Basket.  No party can recover under paragraphs 12.1 or 12.2 until the total amount which such party would recover but for this paragraph 12.3.2 exceeds $12,500 (the “Basket”), in which event such party can recover all amounts recoverable hereunder, including the amount less than the Basket. The foregoing limitation shall not apply to breaches of the representations and warranties in paragraph 6.11.

12.3.3.     Indemnification Cap.  No party can recover under paragraphs 12.1 or 12.2 an amount in excess of the principal amount of the cash (excluding accrued interest, the Merchandise Inventory Price and the Receivables Price) paid by the Buyer to the Seller pursuant to this Agreement and other documents executed in connection (the “Indemnification Cap”).  The foregoing limitation shall not apply to recovery for breaches of the Representations and Warranties of Organization, Existence, Good Standing, Power and Authority, Enforceability, and Employee Benefit Plans.

12.4.        Other Remedies.  The remedies provided by this paragraph 12 are in addition to, and not in lieu of, such other remedies as may be available under applicable laws.  Without limitation, the Buyer is entitled to enforce this Agreement by specific enforcement without the necessity of demonstrating inadequacy of damages or irreparable harm.

12.5.        Payment.  Claims for indemnification involving the payment of money will be paid within thirty (30) days after written notification thereof.  Claims for indemnification involving amounts due to third parties will be promptly paid when due, subject to the right to contest the same in good faith.  Unpaid claims will incur interest at a floating rate of interest equal to the prime rate published from time to time in The Wall Street Journal.

13.           Set-Off.  To secure the Seller’s obligations under this Agreement, each Seller hereby grants to the Buyer, for a period of one (1) year after the Closing Date, a right of set-off upon and against the Promissory Note, any rights of such Seller under this Agreement and any and all amounts, proceeds, money or other property of such Seller at any time held by the Buyer.  On a default by the Seller to this Agreement which is not cured as provided in paragraph 15 of this Agreement, the Buyer is authorized, for a period of one (1) year after the Closing Date, to appropriate, set-off and apply the property for which a right of set-off is provided under this paragraph 13 without notice to the defaulting party.  The limitations on the express grant of set-off hereunder will not limit and will have no effect on any other remedies of the Buyer.

14.           Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned by:  (a) mutual consent of the Seller and the Buyer; (b) the Buyer, if the Buyer is not in default and the conditions set forth in paragraph 9 of this Agreement have not been satisfied by the Seller or waived by the Buyer; (c) the Seller, if the Seller is not in default, and the conditions precedent set forth in paragraph 10 of this Agreement have not been satisfied or waived by the Seller; (d) the Buyer, pursuant to paragraph 8.2 of this Agreement; or (e) either party if this Agreement has not closed on or before April 30, 2008.  In the event of termination, written notice thereof will be given to the other party or parties specifying the provision pursuant to which such termination is made.  On termination pursuant to this paragraph 14, this Agreement will become void and have no effect and there will be no liability hereunder on the part of the Buyer or the Seller or any of their respective officers, directors, employees, agents, stockholders or principals.

15.           Default.  If a party fails to perform any obligation contained in this Agreement, the party claiming default will serve written notice to the other party specifying the nature of such default and demanding performance.  If such default has not been cured within ten (10) business days after receipt of such default notice, the nondefaulting party will be entitled to exercise all remedies arising at law or in equity by reason of such default, including, without limitation, specific performance of this Agreement or any one or more of the provisions herein contained.

16.           Miscellaneous.  It is further agreed as follows:

16.1.        Time.  Time is of the essence of this Agreement.

16.2.        Notices.  Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other parties:

If to Buyer:	Apothecary Rx, LLC
Attn: Mr. Lewis P. Zeidner, President
5500 Wayzata Boulevard, Suite 210
Golden Valley, Minnesota 55416
Fax: (763) 647-1137

With a copy to:	Michael Meleen, Esquire
Commercial Law Group, P.C.
210 Park Avenue, Suite 700
Oklahoma City, Oklahoma 73102
Fax: (405) 232-5553

To the Seller:	Newt’s Discount Pharmacy, Inc.
Attn: Jeremy Avance
102 W. Noble Avenue
Guthrie, Oklahoma 73044
Fax: ( )

With a copy to:	Robert F. Morgan, Jr.
1900 NW Expressway, Suite 450
Oklahoma City, Oklahoma 73118
Fax: (405) 840-5183

16.3.        Representations and Warranties.  The respective representations and warranties of the Seller and the Buyer contained herein or in any certificates or other documents delivered prior to or at the Closing Date will not be deemed waived or otherwise affected by any investigation made by any party hereto.  Each and every such representation and warranty will survive the Closing Date and will not be terminated or extinguished for a period of two years after the Closing Date.  This paragraph 16.3 will have no effect on any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

16.4.        Cooperation.  Prior to and at all times following the termination of this Agreement the parties agree to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other acts and things as might reasonably be requested by any party to this Agreement to assure that the benefits of this Agreement are realized by the parties.

16.5.        Press Release.  The Buyer will prepare and issue all press releases relating to this Agreement and the sale of the Business.  The Seller will refer all inquiries concerning any transaction contemplated by this Agreement to the Buyer.

16.6.        Headings.  The paragraph headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

16.7.        Entire Agreement.  This Agreement and any document executed in connection herewith on or after the date of this Agreement (the “Other Documents”) constitute the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein or in the Other Documents.

16.8.        Assignment.  It is agreed that the parties may not assign such party’s rights nor delegate such party’s duties under this Agreement without the express written consent of the other parties to this Agreement which consent will not be unreasonably denied.  Notwithstanding the foregoing, the Buyer will be permitted to assign this Agreement for all or part of the Assets to a wholly owned subsidiary provided the Buyer remains liable for the performance of this Agreement and executes a guaranty for the Seller financing.  The Seller will be permitted to sell or assign the Seller’s interest in the Financing Documents subject to the Buyer’s defenses contained herein.

16.9.        Amendment.  Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

16.10.      Severability.  If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby.  It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible and to be legal, valid and enforceable.

16.11.      Governing Law.  This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma, regardless of any applicable principles of conflicts of law.

16.12.      Attorney Fees.  If any party institutes an action or proceeding against any other party relating to the provisions of this Agreement, the party to such action or proceeding which does not prevail will reimburse the prevailing party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing party.

16.13.      Waiver.  Waiver of performance of any obligation or term contained in this Agreement by any party, or waiver by one party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

16.14.      Brokerage.  The Seller represents to the Buyer that the Seller has dealt with no broker in connection herewith.  The Seller agrees to hold the Buyer harmless from any claim for brokerage commissions asserted by any other party as a result of dealings with the Seller.  The Buyer agrees to indemnify and hold the Seller harmless from any claim for brokerage commissions asserted by any party as a result of dealings with the Buyer.

16.15.      Counterpart Execution.  This Agreement may be executed in counterparts, including by telefacsimile, each of which will be deemed an original document but all of which will constitute a single document.

[Signature Pages Follow]

SIGNATURE PAGE TO PHARMACY PURCHASE AGREEMENT

IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

NEWT’S DISCOUNT PHARMACY, INC.,
an Oklahoma corporation

By:	/S/JEREMY AVANCE
Jeremy Avance, President

/S/JEREMY AVANCE
Jeremy Avance, individually

(together, the “Seller”)

SIGNATURE PAGE TO PHARMACY PURCHASE AGREEMENT

IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

APOTHECARYRX, LLC,
an Oklahoma limited liability company

By	/S/LEWIS P. ZEIDNER
Lewis P. Zeidner, President

(the “Buyer”)

SCHEDULES

Schedule “A”	–	Business
Schedule “2”	–	Excluded Assets
Schedule “6.1”	–	Seller’s Financial Statements
Schedule “6.3”	–	Liens
Schedule “6.4”	–	Contracts
Schedule “6.7”	–	Insurance
Schedule “6.10”	–	Litigation
Schedule “6.11”	–	Certain Employee Plans
Schedule “7”	–	Buyer’s Financial Statements